Investor Contact:     Enrique Mayor-Mora
                                            877-784-7167
NEWS RELEASE
Media Contact:         Hill & Knowlton
                                            786-553-1542

DENNY’S CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER 2009
Denny’s Updates Key Components of Full Year 2009 Guidance

SPARTANBURG, S.C., October 29th, 2009 – Denny’s Corporation (NASDAQ: DENN) today reported results for the third quarter ended September 30, 2009.

Third Quarter Highlights

•	Opened nine new franchised restaurants and sold seven company restaurants under Denny’s Franchise Growth Initiative (FGI) - franchised restaurants now 83% of Denny’s system

•	Net income was $10.0 million, which included $3.1 million from gains on sales of assets

•	Adjusted income before taxes grew 6.9% to $9.1 million

•	Reduced debt by an additional $9.8 million

•	Same-store sales decreased 6.6% at company units and 7.3% at franchised units

•	Company restaurant operating margin improved 3.0 percentage points to 16.3% of sales, primarily due to favorable workers’ compensation claims developments

Nelson Marchioli, President and Chief Executive Officer, stated, “We continue to execute towards our strategic goals of building new units, refranchising company units, paying down debt, and growing profitability. Our ability to accomplish these goals despite the on-going same-store sales challenges faced by the industry and Denny’s is evidence of the strength of the Denny’s brand.”

 “Although we are making progress towards our strategic goals, our sales trends must improve. Denny’s is focused on driving sales by delivering new and craveable products at an affordable price and with great guest service. We are confident our focus, which includes strengthened communication with our target customers, will drive improvement to guest counts over time.”

Third Quarter Results

For the third quarter of 2009, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $146.1 million compared with $189.3 million in the prior year quarter.  Company restaurant sales decreased $44.0 million due primarily to 89 fewer equivalent company restaurants compared with the prior year quarter resulting from the sale of company restaurants to franchisees under FGI.  During the third quarter, Denny’s sold seven restaurants to franchisee operators. Denny’s did not open or close any company restaurants during the quarter.

Company restaurant operating margin (as a percentage of company restaurant sales) for the third quarter was 16.3%, an increase of 3.0 percentage points compared with the same period last year. Excluding the workers’ compensation benefit of 2.2 percentage points noted below, company operating margin would have been 14.1%. The improved margin rate was also driven by the factors discussed below.

Product costs for the third quarter decreased 1.1 percentage points to 23.1% of sales due primarily to a higher average guest check, favorable mix impacts, and solid management at the unit level. This was partially offset by commodity inflation.

Payroll and benefit costs decreased 2.4 percentage points to 38.4% of sales. Excluding $2.3 million of favorable workers’ compensation claims developments, payroll and benefits costs would have been 40.6%.  Management and team labor efficiency gains that were realized through FGI, management staffing level improvements and crew labor productivity gains were largely offset by sales deleverage.

Occupancy costs increased 0.8 percentage points to 6.7% of sales due primarily to the decrease in same-store sales and the positive development of general liability claims in the prior year quarter.  Utility costs decreased 0.7 percentage points to 5.0% due to lower natural gas and electric rates. Marketing expenses increased 0.4 percentage points to 3.9% of sales due to the establishment of local market advertising cooperatives with Denny’s franchisees. Legal settlement expense decreased 0.4 percentage points. Other costs increased 0.7 percentage points due primarily to the loss of business interruption income and the subsequent pre-opening expenses incurred as Denny's reopened one of its company units on the Las Vegas strip.

For the third quarter of 2009, Denny’s reported franchise and license revenue of $29.5 million compared with $28.7 million in the prior year quarter.  Franchise revenue increased $0.8 million, or 2.8%, due primarily to an additional 90 equivalent franchise restaurants compared with the prior year period.  The growth in franchise revenue included a $1.5 million increase in occupancy revenue, flat royalty revenue growth and a $0.7 million decrease in initial and other fee revenue driven primarily by fewer refranchised units this quarter.  During the third quarter, Denny’s franchisees opened nine new restaurants, closed eight and purchased seven company restaurants.

Franchise operating margin decreased $0.7 million, to $19.2 million in the third quarter. Net occupancy income grew by $0.2 million driven by the FGI program. This was offset primarily by a decrease in initial fees due to 14 fewer refranchisings than in the prior year quarter. The increase in royalties driven by the additional 90 equivalent units was offset by the negative same-store sales. Franchise operating margin (as a percentage of franchise and license revenue) for the third quarter was 65.0%, a decrease of 4.5 percentage points compared with the same period last year.  The franchise margin decrease was due primarily to the increasing contribution of lower-margin occupancy revenue as leased company restaurant units are in turn subleased to franchisees through FGI.

General and administrative expenses for the third quarter decreased $0.6 million, or 3.9%, from the same period last year resulting primarily from Denny’s continued migration towards a more franchised based company.  This benefit was partially offset by a $1.0 million increase in deferred compensation costs and a $0.3 million increase in share-based compensation costs.

Depreciation and amortization expense for the third quarter declined by $2.1 million compared with the prior year period primarily as a result of the sale of restaurants and real estate over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $1.6 million in the quarter. This decrease was primarily the result of a $2.2 million decrease in gains on sales of company restaurants and real estate.

Operating income for the third quarter decreased $2.1 million from the prior year period to $18.6 million.  Excluding gains, losses, and other charges in both periods, operating income decreased only $0.4 million despite a $43.2 million decrease in total operating revenue attributable primarily to the sale of company restaurants.

Interest expense for the third quarter decreased $0.6 million, or 7.4%, to $8.1 million as a result of a $32.3 million reduction in debt from the prior year period.  Other nonoperating income increased $1.0 million in the third quarter due primarily to the recognition of unrealized gains and losses related to our interest rate swap and natural gas hedge.

Denny’s reported net income of $10.0 million for the third quarter, or $0.10 per diluted common share, compared with prior year period net income of $10.6 million, or $0.11 per diluted common share.  Adjusted income before taxes, Denny’s metric for earnings guidance, increased $0.6 million, or 6.9%, in the third quarter to $9.1 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains and losses, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s continued its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the third quarter, the company sold seven restaurants to four franchisee operators under FGI bringing the number sold since the program began in early 2007 to 268 or 52% of the pre-FGI company restaurants.

Denny’s ended the third quarter of 2009 with a system mix of 83% franchised and licensed restaurants and 17% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants before the FGI program began in the first quarter of 2007.

Year-to-date 2009, the sale of company restaurant operations and other real estate assets generated net sales proceeds of $22.4 million of which $20.7 million was received in cash and the remaining $1.7 million in the form of notes receivable.  The majority of cash proceeds were used to reduce debt by $22.0 million during the first three quarters of 2009.

Business Outlook

Based on year-to-date results and management’s expectations at this time, Denny’s is updating the following components of its financial guidance for full-year 2009 relative to the guidance given in its fourth quarter 2008 earnings release on February 18, 2009.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer,  stated, “Denny’s updated fiscal 2009 full year guidance reflects the top line sales challenge that the industry and Denny’s continues to confront. Furthermore, the material benefits Denny’s has derived by its ongoing transition to a franchised focused business model are also incorporated and include a stronger new unit development pipeline as well as a more predictable and consistent ability to grow profitability.”

Component – Full Year 2009	Original Guidance	Updated Guidance
Franchise Same-Store Sales	(5.0%) to (3.0%)	Low end of original guidance
Company Same-Store Sales	(3.0%) to (1.0%)	(3.75%) to (3.0%)
New Franchise Units	30	More than 30
New Company Units	3	1
Adjusted EBITDA* ($M)	$73 to $78	High end of original guidance
Adjusted Income Before Taxes* ($M)	$15 to $20	$21 to $22
Cash Capital Expenditure ($M)	$23	Closer to $20

•
Key consideration for understanding the Company’s outlook for fiscal 2009 compared with its 2008 results: 2009 includes a typical 52 operating weeks compared with 2008 which included an additional week that contributed approximately $3.0 million to income

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on its third quarter 2009 results on its quarterly investor conference call today, Thursday, October 29th, 2009 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com .  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,289 franchised and licensed units and 256 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	9/30/09	9/24/08

Revenue:
Company restaurant sales	$116,579	$160,608
Franchise and license revenue	29,485	28,667
Total operating revenue	146,064	189,275
Costs of company restaurant sales	97,591	139,252
Costs of franchise and license revenue	10,308	8,757
General and administrative expenses	14,313	14,894
Depreciation and amortization	7,865	9,977
Operating gains, losses and other charges, net	(2,648)	(4,294)
Total operating costs and expenses	127,429	168,586
Operating income	18,635	20,689
Other expenses:
Interest expense, net	8,117	8,761
Other nonoperating expense (income), net	(363)	677
Total other expenses, net	7,754	9,438
Income before income taxes	10,881	11,251
Provision for income taxes	848	689
Net income	$10,033	$10,562

Net income per share:
Basic	$0.10	$0.11
Diluted	$0.10	$0.11

Weighted average shares outstanding:
Basic	96,506	95,333
Diluted	99,158	98,332

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Quarters	Three Quarters
	Ended	Ended
(In thousands, except per share amounts)	9/30/09	9/24/08

Revenue:
Company restaurant sales	$377,655	$493,434
Franchise and license revenue	89,982	82,109
Total operating revenue	467,637	575,543
Costs of company restaurant sales	324,783	433,446
Costs of franchise and license revenue	32,295	25,448
General and administrative expenses	44,067	46,046
Depreciation and amortization	24,592	30,110
Operating gains, losses and other charges, net	(6,101)	(9,980)
Total operating costs and expenses	419,636	525,070
Operating income	48,001	50,473
Other expenses:
Interest expense, net	24,847	26,845
Other nonoperating expense (income), net	(1,594)	4,436
Total other expenses, net	23,253	31,281
Income before income taxes	24,748	19,192
Provision for income taxes	1,072	1,355
Net income	$23,676	$17,837

Net income per share:
Basic	$0.25	$0.19
Diluted	$0.24	$0.18

Weighted average shares outstanding:
Basic	96,221	95,059
Diluted	98,295	99,191

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/30/09	12/31/08

ASSETS
Current Assets
Cash and cash equivalents	$29,886	$21,042
Receivables, net	12,620	15,146
Assets held for sale	5,019	2,285
Other	18,364	14,986
	65,889	53,459

Property, net	134,777	159,978
Goodwill	38,342	40,006
Intangible assets, net	55,997	58,832
Other assets	35,713	34,920
Total Assets	$330,718	$347,195

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$2,431	$1,403
Current maturities of capital lease obligations	3,549	3,535
Accounts payable	17,550	25,255
Other current liabilities	72,260	76,924
	95,790	107,117
Long-Term Liabilities
Notes and debentures, less current maturities	279,496	300,617
Capital lease obligations, less current maturities	20,125	22,084
Other	82,037	91,414
	381,658	414,115
Total Liabilities	477,448	521,232
Total Shareholders' Deficit	(146,730)	(174,037)
Total Liabilities and Shareholders' Deficit	$330,718	$347,195

Debt Balances

(In thousands)	9/30/09	12/31/08

Credit facility revolver loans due 2011	$-	$-
Credit facility term loans due 2012	106,652	126,652
Capital leases and other debt	23,949	25,987
Senior notes due 2012	175,000	175,000
Total Debt	$305,601	$327,639

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/30/09	9/24/08	9/30/09	9/24/08

Net Income	$10.0	$10.6	$23.7	$17.8

Provision for income taxes	0.8	0.7	1.1	1.4
Operating gains, losses and other charges, net	(2.6)	(4.3)	(6.1)	(10.0)
Other nonoperating (income) expense, net	(0.4)	0.7	(1.6)	4.4
Share-based compensation	1.2	0.8	3.9	2.5

Adjusted income before taxes (1)	$9.1	$8.5	$21.0	$16.2

Interest expense, net	8.1	8.8	24.8	26.8
Depreciation and amortization	7.9	10.0	24.6	30.1
Cash payments for restructuring charges and exit costs	(1.0)	(3.6)	(4.6)	(7.3)
Cash payments for share-based compensation	(0.4)	(0.6)	(2.2)	(0.9)

Adjusted EBITDA (1)	$23.6	$23.1	$63.6	$64.9

	Quarter	Quarter	Three Quarters	Three Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/30/09	9/24/08	9/30/09	9/24/08

Share-based compensation	$1.2	$0.8	$3.9	$2.5
Other general and administrative expenses	13.1	14.0	40.2	43.5
Total general and administrative expenses	$14.3	$14.9	$44.1	$46.0

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	9/30/09		9/24/08

Company restaurant operations: (2)
Company restaurant sales	116.6	100.0%	160.6	100.0%
Costs of company restaurant sales:
Product costs	26.9	23.1%	38.8	24.2%
Payroll and benefits	44.7	38.4%	65.6	40.8%
Occupancy	7.8	6.7%	9.5	5.9%
Other operating costs:
Utilities	5.9	5.0%	9.1	5.7%
Repairs and maintenance	2.5	2.1%	3.7	2.3%
Marketing	4.5	3.9%	5.7	3.5%
Legal settlements	0.0	0.0%	0.7	0.4%
Other	5.3	4.5%	6.2	3.8%
Total costs of company restaurant sales	$97.6	83.7%	$139.3	86.7%
Company restaurant operating margin (3)	$19.0	16.3%	$21.4	13.3%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$17.8	60.4%	$17.8	62.1%
Initial and other fee revenue	0.7	2.2%	1.4	4.8%
Occupancy revenue	11.0	37.4%	9.5	33.1%
Total franchise and license revenue	$29.5	100.0%	$28.7	100.0%

Costs of franchise and license revenue
Direct franchise costs	$1.7	5.7%	$1.4	4.9%
Occupancy costs	8.6	29.3%	7.4	25.6%
Total costs of franchise and license revenue	$10.3	35.0%	$8.8	30.5%
Franchise operating margin (3)	$19.2	65.0%	$19.9	69.5%

Total operating revenue (1)	$146.1	100.0%	$189.3	100.0%
Total costs of operating revenue (1)	107.9	73.9%	148.0	78.2%
Total operating margin (1)(3)	$38.2	26.1%	$41.3	21.8%

Other operating expenses: (1)(3)
General and administrative expenses	14.3	9.8%	14.9	7.9%
Depreciation and amortization	7.9	5.4%	10.0	5.3%
Operating gains, losses and other charges, net	(2.6)	(1.8%)	(4.3)	(2.3%)
Total other operating expenses	$19.5	13.4%	$20.6	10.9%

Operating income (1)	$18.6	12.8%	$20.7	10.9%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters		Three Quarters
	Ended		Ended
(In millions)	9/30/09		9/24/08

Company restaurant operations: (2)
Company restaurant sales	377.7	100.0%	493.4	100.0%
Costs of company restaurant sales:
Product costs	88.5	23.4%	119.8	24.3%
Payroll and benefits	154.6	40.9%	208.3	42.2%
Occupancy	24.9	6.6%	30.0	6.1%
Other operating costs:
Utilities	18.3	4.8%	25.5	5.2%
Repairs and maintenance	7.6	2.0%	11.0	2.2%
Marketing	14.1	3.7%	16.9	3.4%
Legal settlements	0.4	0.1%	1.6	0.3%
Other	16.4	4.3%	20.4	4.1%
Total costs of company restaurant sales	$324.8	86.0%	$433.4	87.8%
Company restaurant operating margin (3)	$52.9	14.0%	$60.0	12.2%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$53.7	59.7%	$51.8	63.1%
Initial and other fee revenue	3.6	4.0%	3.6	4.4%
Occupancy revenue	32.7	36.3%	26.7	32.5%
Total franchise and license revenue	$90.0	100.0%	$82.1	100.0%

Costs of franchise and license revenue
Direct franchise costs	$7.1	7.8%	$4.7	5.7%
Occupancy costs	25.2	28.1%	20.8	25.3%
Total costs of franchise and license revenue	$32.3	35.9%	$25.4	31.0%
Franchise operating margin (3)	$57.7	64.1%	$56.7	69.0%

Total operating revenue (1)	$467.6	100.0%	$575.5	100.0%
Total costs of operating revenue (1)	357.1	76.4%	458.9	79.7%
Total operating margin (1)(3)	$110.6	23.6%	$116.6	20.3%

Other operating expenses: (1)(3)
General and administrative expenses	44.1	9.4%	46.0	8.0%
Depreciation and amortization	24.6	5.3%	30.1	5.2%
Operating gains, losses and other charges, net	(6.1)	(1.3%)	(10.0)	(1.7%)
Total other operating expenses	$62.6	13.4%	$66.2	11.5%

Operating income (1)	$48.0	10.3%	$50.5	8.8%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	9/30/09	9/24/08	9/30/09	9/24/08

Same-Store Sales
Company Restaurants	(6.6%)	(2.7%)	(2.9%)	(0.9%)
Franchised Restaurants	(7.3%)	(6.1%)	(4.5%)	(3.6%)
System-wide Restaurants	(7.1%)	(5.1%)	(4.1%)	(2.8%)

Company Restaurant Sales Detail
Guest Check Average	0.8%	6.7%	1.1%	6.3%
Guest Counts	(7.3%)	(8.8%)	(4.0%)	(6.7%)

	Quarter	Quarter	Three Quarters	Three Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	9/30/09	9/24/08	9/30/09	9/24/08

Company Restaurants	$450.2	$459.4	$1,364.7	$1,334.7

Franchised Restaurants	$348.4	$376.9	$1,067.2	$1,111.7

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 7/1/09	263	1,281	1,544

Units Opened	0	9	9
Units Refranchised	(7)	7	0
Units Closed	0	(8)	(8)
Net Change	(7)	8	1

Ending Units 9/30/09	256	1,289	1,545

Equivalent Units
Third Quarter 2009	259	1,285	1,544
Third Quarter 2008	348	1,195	1,543
	(89)	90	1

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/31/08	315	1,226	1,541

Units Opened	1	29	30
Units Refranchised	(59)	59	0
Units Closed	(1)	(25)	(26)
Net Change	(59)	63	4

Ending Units 9/30/09	256	1,289	1,545

Equivalent Units
Year-to-Date 2009	277	1,266	1,543
Year-to-Date 2008	369	1,177	1,546
	(92)	89	(3)